Exhibit 99.1

FOR IMMEDIATE RELEASE	January 15, 2008

API Nanotronics Reports Record Second Quarter and Six Month Revenues

Revenue Increased 88% in the Quarter and 83% in the First Six Months while Record Backlog Increased to over $17 Million

NEW YORK, NY—(MARKET WIRE)—January 15, 2008 — API Nanotronics Corp. (OTC BB:APIO.OB - News) (“API”) (the “Company”), a leading supplier of electronic components and nanotechnology research and development to the defense and communications sectors, today announced three and six month operating results for the period ended November 30, 2007.

Financial Highlights for the Three Months Ended November 30, 2007

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Revenue for the second quarter of fiscal 2008 was $7.6 million, an 88% increase over the $4.0 million reached in the same quarter of fiscal 2007. Revenue in 2008 included the contribution from the National Hybrid Group, acquired by API on January 24, 2007;

•	Gross profit increased to $2.0 million in the second quarter of fiscal 2008, a 100% increase over fiscal 2007 second quarter gross profit of $1.0 million;

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Net loss for the quarter was $1.2 million or $0.00 per share, compared to a loss of $0.6 million or $0.00 in the second quarter of 2007; excluding expenses related to nanotechnology R&D, net loss would have been $0.3 million(1);

•	Strong balance sheet with over $4.0 million in cash; and

•	A strong order flow contributed to a record backlog of $17.1 million.

Financial Highlights for the Six Months Ended November 30, 2007

•	Revenue increased 83% from $8.0 million for the first six months of fiscal 2007 to $14.7 million for the first half of fiscal 2008;

•	Gross profit increased to $4.0 million in the first six months of fiscal 2008, an increase of over 100% from the $1.9 million gross profit in the same period in fiscal 2007; and

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Net loss of $1.8 million or $(0.01) per share for the first half of fiscal 2008, compared to net loss of $0.6 million or $0.00 per share for the same period of fiscal 2007; excluding expenses related to nanotechnology R&D, net loss would have been $0.6 million (1).

Operating Highlights

During the second quarter of fiscal 2008, API’s core businesses continued to deliver strong growth, providing specialized electronic components to leading military and communications companies, and significant progress was made in API’s nanotechnology initiatives. The Company is investing in its future, funding research and development in the areas of next generation optical products for imaging, communication and sensor applications.

•	In December 2007, the Company’s TM Systems secured a significant contract extension from a major US Defense Contractor potentially worth in excess of $3.8 million;

•	Also in December, the Company’s NanoOpto division delivered its first product order, a highly specialized optical filter, to a leading digital imaging component company and new API customer;

•	The Company’s NHI Division introduced the smallest Mil STD 1553 transceiver on the market which incorporates a proprietary plastic package and ball grid array;

•	The NanoOpto division introduced a new line of proprietary nanotechnology derived UV polarizers based on its unique capabilities with Atomic Layer Deposition (ALD);

•	The Company completed a five-for-one stock split; and

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On November 14th and 15th, Dr. Moskovits presented to a variety of leaders in the Nanotech community at the NASA Tech Briefs National Nano Engineering Conference in Boston on new developments at API Nanotronics in the areas of MEMS (Micro Electro Mechanical Systems) and nanotechnology.

“We are making significant progress in all aspects of our business,” stated Phillip DeZwirek, Chairman and CEO of API. “National Hybrid is now fully integrated as a key member of the API family and delivering strong results. Going forward, we anticipate even greater contribution from NHI with new product introductions and increased sales and marketing efforts. Filtran again delivered strong year-over-year revenue increases and we are expecting more product introductions and customers at our nanotechnology division as increased spending on research and development yields results in this groundbreaking field.”

(1):	API presents this non-GAAP information as a supplemental figure because management believes it provides useful information regarding operating performance. This is not a recognized measure under US GAAP, does not have a standardized meaning, and is unlikely to be comparable to similar measures used by other companies. Accordingly, investors are cautioned that this non-GAAP measure should not be construed as an alternative to net earnings or loss determined in accordance with GAAP as an indicator of the financial performance of the Company or as a measure of the Company’s liquidity and cash flows.

About API Nanotronics Corp.

API Nanotronics Corp., through its wholly owned subsidiaries API Electronics Inc., National Hybrid Inc., Filtran Group, TM Systems, Keytronics and API Nanofabrication Corporation, is engaged in the manufacture of electronic components and systems for the defense and communications industries. API is also developing a leadership position in the R&D and manufacture of nanotechnology and MEMS products. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin, and numerous other top technology-based firms around the world, API regularly ships products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, New Jersey, Florida and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Nanotronics trades on the OTC Bulletin Board under the symbol APIO. For further information, please visit the company website at www.apinanotronics.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which API Nanotronics Corp. and its subsidiaries and affiliates have little or no control.

Contact:

FOR FURTHER INFORMATION, PLEASE CONTACT:

Steve Bulwa

Director of Corporate Communications

API Nanotronics

1-877-API-O-API (274-0274)

Email Contact

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